Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Concrete Pumping Holdings, Inc.

Thornton, Colorado

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-230105, 333-236726 and 333-262755) and Form S-8 (No. No. 333-230753) of Concrete Pumping Holdings, Inc. of our reports dated January 31, 2023, relating to the consolidated financial statements, and the effectiveness of Concrete Pumping Holding, Inc.’s internal control over financial reporting, which appear in this Annual Report on Form 10‐K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of October 31, 2022.

/s/ BDO USA, LLP

Dallas, Texas

January 31, 2023